Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement on Form S-3 (Registration No. 333-205174) of Willamette Valley Vineyards, Inc. of our report dated March 26, 2015, relating to the consolidated financial statements of Willamette Valley Vineyards, Inc. as of December 31, 2014 and 2013 and for the years then ended, which report appears in the Annual Report on Form 10-K of Willamette Valley Vineyards, Inc. filed with the Securities and Exchange Commission, and to the reference to our firm under the caption “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Moss Adams LLP

Portland, Oregon
June 31, 2015